Exhibit 3.3

PCS Edventures!, Inc.

ARTICLES OF AMENDMENT TO SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

PCS EDVENTURES!. INC.

Pursuant to Section 30-1-1006 of the Idaho Business Corporation Act (the “Act”), the undersigned Corporation, effective April 4, 2012 (the “Effective Date”) adopts the following amendment to the Corporation’s Second Amended and Restated Articles of Incorporation.

ARTICLE 1

The name of the corporation is PCS Edventures!, Inc. and its duration shall be perpetual.

All other provisions of the Corporation’s Second Amended and Restated Articles of Incorporation remain in effect and are not amended hereby.

The undersigned certifies that the foregoing Amendment was approved by the Shareholders of the Corporation by vote at a Special Meeting of Shareholders on September 25, 2014 in the manner required by the Idaho Business Corporation Act and by the Second Amended and Restated Articles of Incorporation of PCS Edventures!, Inc.

DATED this 25th day of September, 2014.

/s/ Robert Grover
Robert Grover
Chief Executive Officer

AMENDED BYLAWS